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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             BKF CAPITAL GROUP, INC.

          BKF Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

          FIRST: That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation duly adopted resolutions setting forth this proposed amendment (this "Amendment") to the Restated Certificate of Incorporation of the Corporation (as amended prior to the date hereof, the "Certificate of Incorporation") and declaring this Amendment advisable.

          SECOND: That, at the annual meeting of stockholders of the Corporation duly called and held on June 23, 2005 and adjourned to and resumed on July 21, 2005, upon notice to the stockholders in accordance with Section 222 of the DGCL, this Amendment was duly approved and adopted by the holders of the requisite number of issued and outstanding common stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL and Article 10 of the Certificate of Incorporation.

          THIRD: That Article 6 of the Certificate of Incorporation of the Corporation is hereby amended as follows:

     (a) The second paragraph of Article 6 shall be amended by adding the following sentence at the end of such paragraph: "Notwithstanding anything to the contrary in this certificate of incorporation, (i) commencing with the annual meeting of stockholders in 2006 and thereafter, all directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until such director's earlier resignation or removal, and (ii) from and after the annual meeting of stockholders in 2006, the board of directors shall cease to be divided into classes."

     (b)  The fourth paragraph of Article 6 shall be deleted in its entirety.

          FOURTH: That Article 8 of the Certificate of Incorporation of the Corporation is hereby deleted and replaced with the following:

          "EIGHTH. [Reserved]."

          FIFTH: That this Amendment shall be effective on its filing with the Secretary of State of the State of Delaware.

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          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 21st day of July, 2005.

                                        BKF CAPITAL GROUP, INC.


                                        By: /s/Norris Nissim
                                            ---------------------------
                                            Name:  Norris Nissim
                                            Title:    Vice President, General
                                                      Counsel and Secretary